UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MINDSPEED TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	01-0616769
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4000 MacArthur Boulevard, East Tower Newport Beach, California	92660-3095
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.    Description of Registrant’s Securities to Be Registered.

The description of the preferred share purchase rights of Mindspeed Technologies, Inc. (the “Registrant”) to be registered hereunder is set forth under the caption entitled “Description of Capital Stock” in the Registrant’s Registration Statement on Form 10, as amended (File No. 001-31650), which description is incorporated herein by reference. Such description of the preferred share purchase rights is modified as set forth below.

On June 26, 2003, the Registrant entered into a Rights Agreement (the “Rights Agreement”) with Mellon Investor Services LLC (the “Rights Agent”) with respect to the preferred share purchase rights.  On December 6, 2004, the Registrant and the Rights Agent entered into the First Amendment to Rights Agreement (the “First Amendment”) to amend the definition of “Acquiring Person” contained in the Rights Agreement.  As amended, the Rights Agreement excludes from the definition of “Acquiring Person” (as defined therein) a purchaser of shares of the Registrant’s common stock (or securities convertible into or exchangeable for shares of common stock) directly from the Registrant by a purchaser who has a bona fide intent at the time of such purchase to resell such shares of the Registrant’s common stock (or securities convertible into or exchangeable for shares of common stock) in an offering that is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 144A or Regulation S thereunder.

On June 16, 2008, the Registrant and the Rights Agent entered into the Second Amendment to Rights Agreement (the “Second Amendment”) to amend Section 25 thereof.  As amended, the Rights Agreement provides that if, at any time after the “Distribution Date” (as defined therein), the Registrant proposes to take certain actions specified in Section 25, then specified advance notice shall be provided to the holders of the preferred share purchase rights as set forth therein.

The foregoing description of the First Amendment and the Second Amendment is qualified in its entirety by reference to the complete text of the First Amendment and the Second Amendment, each of which is incorporated herein by reference.

ITEM 2.     Exhibits.

Exhibit	Description

4.1

Rights Agreement, dated June 26, 2003, between the Registrant and the Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed July 1, 2003, and incorporated herein by reference).

4.2

First Amendment to Rights Agreement, dated as of December 6, 2004, between the Registrant and the Rights Agent (filed as Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed December 8, 2004, and incorporated herein by reference).

4.3

Second Amendment to Rights Agreement, dated as of June 16, 2008, between the Registrant and the Rights Agent (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed June 18, 2008, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: June 18, 2008
	By:	/s/ Brandi R. Steege
Brandi R. Steege Vice President, Legal, and Secretary